Exhibit 10.6

OFFICE LEASE

DATED: January 13, 2001.

This Lease (this “Lease”) is entered into by and between TOUCHSTONE BUILDING LLC, a Washington limited liability company (“Landlord”), and PORTALPLAYER, INC., a California corporation (“Tenant”).

1.	FUNDAMENTAL LEASE PROVISIONS

1.1 Building, Land and Project: Building means the Touchstone Building at 12131 - 113th Avenue N.E., Kirkland, WA 98034, which is located on the land described in Exhibit A (the “Land”). The Project means the Land, the Building and the other improvements located thereon from time to time.

1.2 Premises: The area marked on Exhibit B which is located on the second floor of the Building and which is known as Suite 203. The rentable area of the Premises is estimated to be 10,885 square feet. The final rentable area of the Premises will be determined by Landlord pursuant to Section 1.5 below.

1.3 Term: 60 months, plus any partial month at the beginning of the Term.

1.3.1 Option to Extend: One 5 year option as described in the Renewal Option in Rider 1.

1.4 Base Rent: Months referenced are through the applicable full calendar month. Any partial month at the beginning of the lease term shall be calculated at the daily rate for the first full month.

Months 1-12	=	$24,491.25 per month ($27/sq. ft./year)
Months 13-24	=	$25,398.33 per month ($28/sq. ft./year)
Months 25-36	=	$26,305.42 per month ($29/sq. ft./year)
Months 37-48	=	$27,212.50 per month ($30/sq. ft./year)
Months 49-60	=	$28,119.58 per month ($31/sq. ft./year)

1.5 Tenant’s Share of Common Expenses: 10.86% initially, based upon the estimated rentable square footage area of the Premises compared to the rentable square footage area in the Building. If the Premises or Building is measured by Landlord and found to vary from the estimates, Landlord shall adjust the Base Rent and Tenant’s Share of Common Expenses accordingly. The area of the Premises and the Building shall be determined by Landlord applying uniform measuring standards.

1.6 Permitted Uses: General office uses and for no other purpose.

1.7 Security Deposit: Initially, a Letter of Credit in the amount of $293,895.00. See Section 4.3.

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1.8 Projected Commencement Date: March 15, 2001.

1.9 Brokers. (See Section 20.3) Tenant’s Brokers: David C. Miller of Raskin & Associates, Inc. Landlord’s Brokers: Jeff Chaney and Keith Honsberger of Kidder, Mathews & Segner, Inc.

1.10 Exhibits: The following exhibits are a part of this Lease.

EXHIBIT A. Legal Description of Land

EXHIBIT B. Floor Plan Showing Premises

EXHIBIT C. Intentionally Omitted

EXHIBIT D. Intentionally Omitted

EXHIBIT E. Intentionally Omitted

EXHIBIT F. Intentionally Omitted

EXHIBIT G. Rules and Regulations

EXHIBIT H. Intentionally Omitted.

EXHIBIT I. Parking Agreement

RIDER 1. Renewal Option

2.	PREMISES AND COMMON AREAS

2.1 Premises. Landlord hereby leases the Premises to Tenant on the terms of this Lease, but reserving to Landlord, the use of the exterior thereof, all space above the suspended ceiling, all space beneath the floor, and the right to install, maintain, use, repair, relocate and replace pipes, ducts, conduits and wire leading through the Premises in locations which do not materially interfere with Tenant’s use thereof. Tenant shall have access 24 hours per day, subject to temporary closures for emergencies and repairs and similar matters outside Landlord’s control.

2.2 Common Areas. Landlord shall make available from time to time such “common areas” as Landlord deems appropriate. Tenant shall have the right, in common with the other tenants of the Building, to use the shower facilities on the first floor of the Building, without charge. As part of Common Expenses (as defined in Section 8.1), Landlord is responsible for operating and maintaining the common areas and Landlord may change the size, location, nature and use of any common areas. Tenant has the nonexclusive right to use those common areas which from time to time are designated for such use by Landlord, subject to any rules Landlord may impose. Landlord may close temporarily any common areas to make repairs or changes or to prevent the acquisition of public rights in such areas. In no event shall the roof be considered part of the common areas.

2.3 Parking. The parking ratio at the Building is approximately three and one-half stalls per 1,000 useable square feet. Tenant shall have the right, under the terms of the Parking Agreement attached as Exhibit I to lease 10 reserved covered stalls and there shall be no charge for those reserved stalls during the initial 5 year lease term. All spaces other than the covered stalls will be unreserved and located in the uncovered parking area. Tenant shall not be required to pay any fee for the uncovered, unreserved stalls. If governmental regulations require that the

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reserved stalls be allocated to meet Tenant’s carpool/vanpool requirements, Tenant agrees to do so.

3.	LEASE COMMENCEMENT DATE

3.1 Commencement. The Term shall commence (the “Commencement Date”) 15 days after the date Landlord grants Tenant access to the Premises (the “Access Date”). The period between the Access Date and the Commencement Date is referred to as the “Early Access Period”. If the Commencement Date is later than the Projected Commencement Date in Section 1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, provided that if the Commencement Date has not occurred by May 15, 2001, Tenant shall have the right to terminate this Lease by written notice to Landlord given on or before May 31, 2001. The Term shall be for the number of months set forth in Section 1, plus the part of the month, if any, from the Commencement Date through the last day of the month in which the Commencement Date occurs. After the Commencement Date has occurred, Landlord will prepare and Landlord and Tenant will execute an acknowledgement of the Commencement Date and related information. Notwithstanding the foregoing, beginning on the date Tenant is granted access to the Premises, Tenant shall comply with all provisions of this Lease other than the payment of Base Rent and Tenant’s Share of Common Expenses, including without limitation, the insurance and indemnity requirements. During the Early Access Period, Landlord and Tenant shall both have the right to occupy the Premises, with Landlord performing the work described in Section 5 and Tenant installing its fixtures and equipment.

4.	RENT & SECURITY DEPOSIT

4.1 Payment. Commencing on the Commencement Date, Tenant shall pay the Base Rent without setoff or deduction, to Landlord’s property manager, whose address is set forth in Section 20.9, on the first day of each month, in advance without notice or demand. The Base Rent for any partial calendar month shall be prorated and the Base Rent for the first full calendar month shall be paid upon execution of this Lease.

4.2 Additional Rent. All amounts other than Base Rent due by Tenant to Landlord under this Lease shall be deemed “additional rent” and Landlord shall have all of the same remedies for Tenant’s failure to pay additional rent as for failure to pay Base Rent. The term “rent” shall mean the combined Base Rent and additional rent.

4.3 Letter of Credit. Upon execution of this Lease, Tenant shall deposit with Landlord, at no cost to Landlord, an irrevocable standby letter of credit (the “LOC”) in favor of Landlord for the account of Tenant in the amount of $293,895.00, issued by a bank or other financial institution acceptable to Landlord (the “Bank”) as security for the performance by Tenant of the provisions of this Lease. Subject to the provisions of Section 4.5, Tenant shall maintain the LOC in effect at all times during the term of this Lease, including any extension thereof and as long as Tenant has any obligations hereunder. The LOC shall (i) be in form and content acceptable to Landlord, (ii) provide that if Landlord notifies the Bank of a default under this Lease, the Bank shall disburse the amount of the LOC to Landlord, (iii) be issued for a minimum of one year, renewable annually. If Landlord calls on the LOC due to a default by Tenant, the funds shall be applied first to cure the default and the balance shall be held as a

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Security Deposit under Section 4.4 and Tenant is required to increase the Security Deposit by the applied amount within 20 days after notice of the amount owed. Tenant shall cause the existing LOC to be extended or renewed for an additional year or a replacement LOC be issued to Landlord and delivered to Landlord at least 30 days prior to the expiration date of the then existing LOC. Simultaneously with delivery of the replacement letter, Landlord shall return the existing LOC to Tenant. If a renewal or replacement LOC is not timely delivered to Landlord, Tenant shall be in default under this Lease, and Landlord shall be permitted to draw the full amount under the LOC. The sole condition to payment by the Bank under the LOC’s shall be receipt by the Bank of a written certification from Landlord either (a) that a default has occurred under this Lease which has not been cured within any applicable grace period, or (b) that the existing LOC will expire within 30 days and has not been renewed or replaced by a new LOC which meets the requirements of this Section 4.3.

4.4 Security Deposit. If any cash is deposited with Landlord as a Security Deposit pursuant to Section 4.5, such amounts shall constitute a Security Deposit and if Landlord calls on the LOC, any funds remaining after cure of any then outstanding defaults shall become the Security Deposit, and such amounts shall serve as a security for the performance by Tenant of the provisions of this Lease. Landlord may apply all or part of the Security Deposit to any unpaid rent from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its original amount within 10 days after Landlord’s written request. The Security Deposit shall be commingled with Landlord’s other funds and shall not bear interest. If Landlord transfers its interest in the Premises, Landlord shall transfer the Security Deposit to its successor in interest, whereupon Landlord shall be automatically released from any liability for the return of the Security Deposit, provided that transferee assumes all of Landlord’s obligation under the Lease regarding return of the Security Deposit. If, at the end of the Lease Term, Tenant has fully cured any defaults under the Lease, then the remaining Security Deposit shall be returned to Tenant after Landlord has verified that Tenant has fully vacated the Premises, removed all of its property and surrendered the Premises in the condition required by this Lease; provided that Landlord may hold back a portion of the Security Deposit until final determination of Tenant’s share of costs such as insurance and taxes, whereupon any final adjustment shall be made and any remaining Security Deposit shall be returned to Tenant. As with all other defaults, if the Premises are not surrendered in the condition required, Landlord may perform the work necessary to put them in that condition and deduct the cost from the Security Deposit. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not of a trustee, and Landlord can commingle the Security Deposit with Landlord’s general funds.

4.5 Reduction/Elimination of LOC. Commencing 12 months after the Commencement Date, if the conditions described in this Section 4.5 are met, Tenant shall have the right to reduce the LOC by 50%. The conditions which must be met are as follows:

(a) Tenant has not been in monetary default under this Lease, irrespective of whether the default was cured within any applicable cure period.

(b) Tenant has not been in non-monetary default under this Lease and failed to cure the default within the applicable cure period.

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(c) Tenant provides evidence reasonably acceptable to Landlord that for the immediately preceding two consecutive quarters, Tenant has earned a profit for its owners, after payment of all operating expenses and debt service, as well as preferred returns to investors.

(d) Tenant has a cash balance of operating funds on account in the amount of $2 million or more, which is verified by Landlord and Tenant provides evidence reasonably satisfactory to Landlord that the funds are not pledged as security for any of Tenant’s obligations and have not been borrowed.

In addition, if the conditions in clauses (a), (b) and (c) are also satisfied 12 months after the 50% reduction occurs, then Tenant may cease posting the LOC with Landlord and Landlord shall return the LOC to Tenant.

5.	TENANT IMPROVEMENTS

Except as specifically set forth in this Section 5, Landlord leases to Tenant and Tenant leases the Premises from Landlord in their existing, AS-IS condition, without warranty of any kind whatsoever. During the Early Access Period, Landlord shall shampoo the carpets, repair any damaged light fixtures and ceiling tiles, and clean the Premises.

6.	USE AND OPERATIONS

6.1 Repairs and Maintenance of Premises. Tenant shall keep the Premises, including all equipment and fixtures located inside the Premises, clean and in good order, repair and condition. Tenant shall procure any licenses and permits required for Tenant’s use. Tenant shall repair any damage to the Premises or Project caused by Tenant, its employees, agents or invitees.

6.2 Signs. So long as Tenant occupies the Premises, Tenant shall have the right, at its cost, to have its business name displayed on any reader board located in the Building lobby and/or in any elevator lobby, and immediately outside the Premises, all in the Building standard size, typeface, materials and locations, which shall be determined by Landlord. Tenant shall not place or display any other sign, notice, picture, placard or poster, or any advertising material whatsoever, visible, either directly or indirectly (as an outline or shadow on a glass pane), from anywhere outside the Premises without first obtaining Landlord’s written consent, to be granted or withheld in Landlord’s discretion. Any consent by Landlord shall be upon the condition that Tenant will remove the advertising promptly on Landlord’s request, and in any event, at the expiration or sooner termination of this Lease, and Tenant shall repair any damage to the Premises or the Project caused thereby.

6.3 Rules and Regulations. Tenant shall comply with any Rules and Regulations established by Landlord regarding the Project (the “Rules and Regulations”). The current Rules and Regulations are attached as Exhibit G.

6.4 Landlord’s Right of Access. Tenant shall give Landlord and its agents access to the Premises at all reasonable times, and immediately in an emergency, to enable them to inspect, examine, show for lease or sale, and to make repairs, additions and alterations to the

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Premises or the Building. There shall be no reduction of rent and no liability on the part of Landlord due to such access or activities.

6.5 Liens. At its expense, Tenant shall cause to be fully and completely discharged of record, within 10 days of Landlord’s demand, any labor or materialman’s lien claim or other lien or claim filed against the Premises or the Project for work claimed to have been done for, or materials claimed to have been furnished to, or on behalf of, Tenant. Tenant may discharge the lien of record by posting a bond which complies with the statutory requirements for discharge of a lien from the burdened property.

6.6 Comply With Laws. At its expense, Tenant shall comply with all laws, orders, ordinances and regulations of federal, state, or other governmental authorities and with any direction made pursuant to law of any public officer or officers, with respect to the Premises which arise from the specific nature of Tenant’s use as opposed to a requirement arising from general office uses.

6.7 Not Invalidate Insurance. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with the certificate of occupancy for the Building or the terms of any insurance policies covering the Project or increase the premium for insurance upon the Project. If Landlord’s insurance premiums are increased because of Tenant’s activities, then Tenant shall pay the increase, as additional rent, immediately upon demand.

6.8 Insurance. At its expense, Tenant shall obtain and carry at all times during the term of this Lease: (i) commercial general liability insurance covering the Premises on an occurrence basis, with a combined single limit of at least $3,000,000, or such higher amounts as Landlord may from time to time reasonably designate by not less than 30 days notice to Tenant, containing a contractual liability endorsement covering the matters in Section 12; and (ii) fire and extended coverage insurance for Tenant’s property to its full replacement value. Such policies shall be written by insurers reasonably acceptable to Landlord and shall not contain deductible amounts in excess of $15,000 without Landlord’s prior written consent. The liability policy shall name Landlord, its mortgagees, the members of Landlord, and Washing Capital Management, Inc., as additional insureds, as their interests may appear. All such insurers shall agree not to cancel or amend (including as to scope or amount of coverage) such policies without at least 30 days prior written notice to Landlord. Tenant shall furnish Landlord with evidence of the required insurance acceptable to Landlord and evidencing the above coverage at all times during the term of this Lease; with new certificates/evidence delivered to Landlord at least 20 days prior to expiration of the coverage.

If Tenant manufactures on the Premises consumer goods using any materials supplied by Landlord (including but not limited to power or water supplied as part of utilities to the Premises), Tenant’s insurance shall include products liability insurance in the amounts specified for the commercial general liability insurance.

6.9 Surrender. On or before the expiration or termination of this Lease, Tenant shall remove from the Premises: (i) all of its personal property, including any fixtures, equipment and signage; and (ii) any improvements or alterations installed by Tenant which Landlord directs

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Tenant to remove. In addition, on or before the expiration or termination of this Lease, Tenant shall: (i) repair any damage to the Premises caused by Tenant, including any damage caused by Tenant’s removal of personal property, improvements or alterations, and (ii) surrender the Premises in good order and condition, broom clean. If Tenant fails to remove any personal property, Landlord may either have it removed and stored in a public warehouse at the risk of Tenant (the expense of such removal, storage and repairs necessitated by such removal shall be paid by Tenant) or deem them abandoned whereupon they shall become the property of Landlord without payment or offset therefore.

6.10 Americans with Disabilities Act. Tenant shall be responsible for compliance with the Americans with Disabilities Act (the “ADA”). Landlord, as part of Common Expenses, shall be responsible for the ADA with regard to the common areas and with regard to the initial design and construction of the Tenant Improvements.

7.	UTILITIES, SERVICES AND MAINTENANCE

7.1 Utilities. Tenant shall promptly pay for utilities and related services provided to the Premises during the Term, including but not limited to, gas, garbage, water, electricity, telephone, and sewer charges, including repair, replacement, hook-up and installation charges. If any of these utilities or services are not separately metered or billed, Landlord shall allocate the cost among the users and Tenant shall pay its share of the cost within 30 days after receipt of Landlord’s invoice. Alternately, Landlord may elect to include these types of costs in the Common Expenses.

7.2 Basic Services. Landlord shall provide lamp replacement service for Building standard light fixtures, toilet room supplies, window washing at reasonable intervals, and customary Building janitorial service. Janitorial service shall be provided five days per week excluding service for legal holidays. The costs of any janitorial or other services provided by Landlord to Tenant which are in addition to the services ordinarily provided by Landlord shall be reimbursed by Tenant as additional rent upon receipt of billings therefore.

From 8:00 a.m. to 6:00 p.m. on weekdays and from 9:00 a.m. to 1:00 p.m. on Saturdays excluding legal holidays (“Normal Business Hours”), Landlord shall furnish to the Premises the heating and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises. If requested by Tenant, Landlord shall furnish heating and air conditioning at times other than Normal Business Hours. The charge for after-hours HVAC service is $30.00 per hour, subject to periodic increase by Landlord, and shall be paid by Tenant as additional rent upon receipt of billings therefore.

Landlord shall furnish the Premises with electricity for normal office use, including lighting and operation of customary office machines, and water, both in quantities usually furnished or supplied by Landlord to tenants leasing space in the Building. The mechanical system is designed to accommodate normal and customary heating loads. Before installing lights and equipment in the Premises, which in the aggregate exceed the design of the systems, Tenant shall obtain the written permission of Landlord. Landlord may refuse to grant such permission unless Tenant agrees to pay in advance Landlord’s costs of installing separate metering and any supplementary air conditioning or electrical systems required by such equipment or lights. In

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addition, Tenant shall pay Landlord in advance, as additional rent (except to the extent the costs are billed directly to Tenant through separate metering), on the first day of each month during the Term, the Landlord’s estimate of the cost of furnishing electricity for the operation of such equipment or lights and Landlord’s estimate of the cost of operating and maintaining supplementary air conditioning units necessitated by Tenant’s use of such equipment or lights. Landlord shall be entitled to install and operate, at Tenant’s cost, a monitoring/metering system in the Premises to measure the added demands on electricity and the HVAC systems resulting from such equipment and lights. Tenant shall comply with Landlord’s instruction for the use of drapes, blinds and thermostats.

Landlord shall provide such security for the Project as it deems appropriate. During other than Normal Business Hours, Landlord may restrict access to the Building in accordance with the Building’s security system, but during that time, Tenant will continue to have access via keys and card keys.

Landlord shall provide two card keys to the Building and two keys for the corridor door entering the Premises, and additional keys at a charge by Landlord on an order signed by Tenant. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord’s written permission, and Tenant shall not make, or permit to be made, any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys and card keys to the Premises.

7.3 Additional Services. If Tenant desires any of the aforementioned services (or items) in amounts in excess of Building standard (other than HVAC service) Landlord will provide those additional services if it is reasonably practical to do so and, Tenant shall be directly billed and shall pay to Landlord as additional rent hereunder, the cost of providing such additional services (or items), upon receipt of billings therefore.

7.4 Interruption of Service. Landlord does not warrant that any utilities or services will be free from interruption including by reason of accident, repairs, alterations or improvements and including by reason of computer design or programming weaknesses or date sensitive microprocessors. Tenant is encouraged to formulate a contingency plan to cover operation of their business in the event of a power failure. No interruption shall be deemed an eviction or disturbance of Tenant, or render Landlord liable to Tenant for damages, or relieve Tenant from the full and complete performance of all of Tenant’s obligations under this Lease.

7.5 Repair and Maintenance of the Building. Landlord shall be responsible for maintenance and repairs to the portions of the Building which are not Tenant’s responsibility and the repairs and maintenance to the common areas (the “Project Work”). Project Work shall include the repair, maintenance and replacement of the roof (both structure and membrane), electrical, plumbing and other mechanical systems and the exterior of the Building. The cost of the Project Work shall be included in Common Expenses pursuant to Section 8.1. Notwithstanding the foregoing, if any of the Project Work is necessitated due to damage caused by Tenant, its agents or employees, Landlord may require Tenant to pay the cost of that work within 10 days of receipt by Tenant of the invoice.

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8.	COMMON EXPENSES

8.1 Definitions. The following terms shall have the following meanings: Common Expenses. Common Expenses shall mean all costs incurred by Landlord in connection with the Project including payroll costs, insurance, management, utilities, Real Property Taxes, Project Work, and any other expenses which in accordance with generally accepted accounting and management practices would be considered an expense of maintaining, managing, operating, owning, or repairing the Project, together with an amount equal to 10% of the total thereof to Landlord for administrative services. Common Expenses shall exclude (i) initial leasing costs including tenant improvements and leasing commissions for other Tenants; and (ii) costs of any special services rendered to individual tenants for which a special charge is collected. Common Expenses shall include amortization (including interest at 12%) of repairs and improvements to the Project which are capitalized.

Real Property Taxes. Real Property Taxes shall mean all taxes, governmental charges and assessments levied on the Project, or any improvements, fixtures and equipment and all other property of Landlord, real or personal, used in the operation of the Project; any taxes in addition to or in lieu of, in whole or in part, such taxes; any tax upon leasing or rents of the Building (including B&O tax); any other governmental charge such as payments for transit, carpooling or environmental facilities; and all costs and expenses incurred by Landlord in connection with the attempt to reduce any of the foregoing, whether by negotiation or contest. Real Property Taxes shall include ULID, CRID and other assessments in effect on the Commencement Date and subsequently arising. Real Property Taxes shall not include any federal income tax, franchise or state income tax, inheritance tax, estate tax, or other similar tax.

8.2 Additional Rent for Common Expenses. Commencing on the Commencement Date, in addition to all other amounts due hereunder and as additional rent, Tenant shall pay Landlord each year Tenant’s Percentage times the total Common Expenses for that year (“Tenant’s Share of Common Expenses”), such payments to be made in accordance with Section 8.3. The amount payable shall be prorated for any partial year in the Lease Term.

8.3 Estimated Payments. Each year, Landlord shall give Tenant written notice of the estimated amount payable by Tenant under this Section for the ensuing year. On or before the first day of each month thereafter, Tenant shall pay Landlord 1/12th of such estimated amounts, provided Landlord may, by written notice to Tenant, revise its estimate whereupon subsequent payments by Tenant for the remainder of the year shall be based upon such revised estimate. After the close of each year during the term of this Lease, Landlord shall deliver to Tenant a statement setting forth the total amount of Tenant’s Share of Common Expenses for such year, whereupon there shall be a final adjustment between Landlord and Tenant in connection with amounts due Landlord under this Section and Tenant shall pay Landlord any amount due Landlord within 30 days of receipt of such statement, and any amount due Tenant shall be credited to the next accruing amounts due Landlord pursuant to this Section or if the Lease has terminated or expired, such amount shall be credited against any amounts still due Landlord and the balance shall be refunded to Tenant.

8.4 Occupancy Adjustment. If less than an average of 95% of the rentable area of the Building is occupied by tenants during all or any portion of a year, Landlord shall make an

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appropriate adjustment of Common Expenses for such year employing sound accounting and management principles, to determine the amount of Common Expenses that would have been incurred if 95% of the rentable area of the Building had been occupied during the entire year.

8.5 Personal Property Taxes. Tenant shall pay, prior to delinquency, all personal property taxes on Tenant’s property.

9.	HAZARDOUS MATERIALS

Hazardous Materials shall mean anything which may be harmful to persons or property, including, but not limited to, materials designated as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended, 42 USC 9601, et seq., or as a Hazardous Substance, Hazardous Household Substance, Moderate Risk Waste or Hazardous Waste under RCW 70.105.010, or which is regulated by any federal, state, or local law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment. Tenant shall not store, use, generate, or dispose of any Hazardous Materials in, on or about the Premises, the Building or the Project, other than customary office supplies in normal quantities, handled in compliance with applicable law. Tenant shall be solely responsible for and shall defend and indemnify Landlord against any claims, costs (including attorneys’ fees), damages and liabilities arising in connection with Tenant’s Hazardous Materials including, without limitation, the removal, cleanup and restoration work and materials necessary to return the Project and any other property, to their condition existing prior to the appearance of Tenant’s Hazardous Materials. Tenant’s obligations under this Section 9 shall survive the expiration or termination of this Lease. Landlord obtained environmental inspections of the Land prior to purchasing it and the reports did not disclose any Hazardous Materials. In addition, none of Landlord’s construction materials contained asbestos.

10.	ALTERATIONS

10.1 Procedures. Tenant shall not make any alterations in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Tenant agrees to remove the alterations and repair any damage caused thereby at the end of the Term at Landlord’s request. All alterations shall be made at Tenant’s sole cost and expense and any contractor or person selected by Tenant to make alterations must first be approved in writing by Landlord. All alterations shall be made in a good and workmanlike manner and in compliance with all governmental requirements. Tenant shall indemnify and defend Landlord from all injury, loss, claims or damage to any person or property in connection with Tenant’s alterations. Tenant shall repair any damage and perform any necessary clean-up arising in connection with alterations. Tenant shall not use any portion of the common areas in connection with an alteration without the prior written consent of Landlord. All alterations shall, upon expiration or sooner termination of this Lease, become Landlord’s property, unless Landlord requires that they be removed. If Tenant fails to remove any alterations which Landlord requires to be removed, they will be deemed to be abandoned by Tenant and Landlord may remove them at Tenant’s expense.

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10.2 Mechanic’s Liens. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or the Project or to burden the rent payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will cause to be paid all sums payable by it for any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon and that it will indemnify Landlord and hold Landlord harmless from any loss, damage or expense arising out of asserted claims or liens against the interest of the Landlord in the Premises or this Lease.

11.	DAMAGE OR DESTRUCTION

If the Premises or the Building is damaged by fire, vandalism, malicious mischief or any other occurrence, unless this Lease shall be terminated as hereinafter provided, Landlord shall diligently proceed to repair or restore the basic Building structure and all improvements made or installed by Landlord to the condition in which they existed immediately prior to such destruction or damage, to the extent of the available insurance proceeds (Landlord will carry replacement cost insurance with coverage of at least 80%) and subject to delays which may arise by reason of adjustment of loss under insurance policies and delays beyond the reasonable control of Landlord. Tenant shall fully and completely repair or replace any damage to improvements installed by Tenant and any damage to trade fixtures, furniture or equipment. If the Premises are rendered entirely or partially untenantable, the Base Rent shall proportionately abate until the Landlord’s repairs are completed unless the damage resulted from the actions or omissions of Tenant, Tenant’s employees or agents, in which case there shall be no such abatement. If the damage to the Premises or the Building is so extensive that Landlord decides not to repair or rebuild, Landlord shall give Tenant written notice of that decision within 90 days after the damage. Base Rent and other charges shall be adjusted to the date of such damage and Tenant shall thereupon promptly vacate the Premises, the Lease shall terminate and neither party shall have any liability to the other under this Lease for any obligations arising after the termination.

If damage to the Building or Premises prevents Tenant from occupying the Premises for 6 months, Tenant may terminate this Lease by written notice to Landlord given within 30 days after expiration of that 6 month period.

12.	INDEMNIFICATION AND RELEASE

12.1 Indemnity. Tenant shall indemnify and defend (using legal counsel acceptable to Landlord and Tenant) Landlord and its mortgagees, agents, and employees from any claims, expenses (including attorneys’ fees) or damages arising in connection with the occupancy or use of the Premises by Tenant, its agents, customers, or employees (including, without limitation, any work undertaken or contracted for by Tenant). The provisions of this Section 12 shall survive expiration or termination of this Lease and shall include, but not be limited to, all claims against Landlord by any employee or former employee of Tenant, and Tenant agrees that the

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provisions of any employee injury insurance act, including Title 51 of the Revised Code of Washington, or any other employee benefit act shall not operate to release Tenant from its obligations under this Section 12.

12.2 Waivers of Subrogation. It is the intention of the parties that each of them shall insure its real and personal property and interests therein, including economic interests, as and to the extent it sees fit. Each of Landlord and Tenant, on behalf of its insurers, waives and releases any right of subrogation for damage to that party’s real or personal property located anywhere in, on or about the Project.

12.3 Limitation on Indemnity. In compliance with RCW 4.24.115 as in effect on the date of this Lease, all provisions of this Lease pursuant to which Landlord or Tenant (the “Indemnitor”) agrees to indemnify the other (the “Indemnitee”) against liability for damages arising out of bodily injury to Persons or damage to property relative to the construction, alteration, repair, addition to, subtraction from, improvement to, or maintenance of, any building, road, or other structure, project, development, or improvement attached to real estate, including the Premises, (i) shall not apply to damages caused by or resulting from the sole negligence of the Indemnitee, its agents or employees, and (ii) to the extent caused by or resulting from the concurrent negligence of (a) the Indemnitee or the Indemnitee’s agents or employees, and (b) the Indemnitor or the Indemnitor’s agents or employees, shall apply only to the extent of the Indemnitor’s negligence; PROVIDED, HOWEVER, the limitations on indemnity set forth in this Section shall automatically and without further act by either Landlord or Tenant be deemed amended so as to remove any of the restrictions contained in this Section no longer required by then applicable law.

12.4 Definitions. As used in any Section in connection with establishing indemnity or release of Landlord, “Landlord” shall include Landlord, its partners, officers, agents, employees and contractors, and “Tenant” shall include Tenant and any person or entity claiming through Tenant.

13.	EMINENT DOMAIN

If the Project is condemned or taken for any public or quasi-public purpose, including any purchase in lieu of condemnation, this Lease shall terminate as of the date of taking of possession for such use or purpose. If a portion of the Project is condemned or taken, (whether or not the Premises be affected), Landlord may, by notice to Tenant, terminate this Lease as of the date of the taking of possession for such purpose. If Landlord does not terminate this Lease, and if the taking results in a reduction in the square footage of the Premises, then the Base Rent shall be reduced pro-rata, and Landlord shall repair the remaining part of the Premises to substantially its former condition to the extent reasonably feasible and complete the work within 6 months after the reduction in the Premises. Landlord shall be entitled to the entire award in any condemnation proceeding, including any award for the value of any unexpired term of this Lease, and shall have the exclusive authority to settle the condemnation proceeding, and the exclusive discretion to grant “possession and use” to the condemning authority, and Tenant shall have no claim against Landlord or against the proceeds of the condemnation except that Tenant shall have the right to bring a separate action to recover compensation for Tenant’s moving expenses.

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If more than 20% of the area of the Premises is condemned or taken, Tenant may, by notice to Landlord, terminate this Lease as of the date of the taking of possession for such purpose.

14.	ASSIGNMENT AND SUBLETTING

14.1 Assignment or Sublease. Tenant shall not assign this Lease or sublet the whole or any part of the Premises (any of which events being a “Transfer” and any assignee or sublessee being a “Transferee”) without Landlord’s prior written consent which shall not be unreasonably withheld if the Transferee meets the requirements in Section 14.7. To assist Landlord in determining whether to consent to a Transfer, Tenant shall submit the following to Landlord, as well as any other information reasonably requested by Landlord, (i) the name and legal entity of the Transferee; (ii) a description of the proposed use of the Premises by the Transferee; (iii) the terms of the proposed Transfer; (iv) current financial statements and the most recent filed federal income tax return of the proposed Transferee; and (v) the proposed Transfer documents. No Transfer shall affect the liability of Tenant under this Lease, and Tenant and its Transferee shall continue to remain liable to Landlord for performance of Tenant’s and its Transferee’s obligations under this Lease. Consent to any Transfer shall not operate as a waiver of the necessity of a consent to any subsequent Transfer.

14.2 Entity Ownership. The cumulative transfer of an aggregate of 50% or more of the voting interests in Tenant (stock in a corporation, partnership interests in a partnership, or ownership interests in a limited liability company), including by creation or issuance of new ownership interests of an entity which is (i) Tenant; (ii) an assignee of Tenant; or (iii) an entity which is a general partner in a general or limited partnership which is Tenant or assignee of this Lease (except as the result of transfers by gift or inheritance) shall be deemed a Transfer of this Lease. Notwithstanding the foregoing, Landlord consents to the merger of the original Tenant corporation with a newly formed Delaware corporation for the purpose of facilitating a public offering of stock, provided that (a) the new corporation has at least equal to or greater assets than the original Tenant corporation as of the date of this Lease, (b) the new corporation assumes the obligations of Tenant hereunder, and (c) Tenant provides the assumption to Landlord along with the notice address for the new corporation prior to the merger. The issuance of additional equity shares for the purpose of additional investment in Tenant’s operation shall not be considered a Transfer.

14.3 Assignee Obligation. Any assignee shall assume all obligations of Tenant and shall be jointly and severally liable with Tenant for the payment of Base Rent, additional rent and all other charges and performance of all of Tenant’s obligations under this Lease. Any sublessee shall assume all obligations of Tenant to the extent they relate to the subleased premises. Tenant shall provide Landlord duplicate originals of all instruments of assignment, sublease or assumption. If the Transferee defaults, Landlord may, without affecting any other rights of Landlord, proceed against Tenant or any Transferee or any other person liable for Tenant’s obligations hereunder.

14.4 Fees. Any request for consent to a Transfer shall be accompanied by payment of a non-refundable fee of $500 to compensate Landlord for the administrative burden of

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processing the request. In addition, Tenant shall reimburse Landlord for any out-of-pocket costs incurred by Landlord in connection with the request.

14.5 Assignment to Affiliate. Notwithstanding the above provisions, Tenant shall not be required to obtain Landlord’s consent to assign the Lease to a company wholly owned by Tenant or a company under common control with Tenant but Tenant will provide to Landlord a copy of the assignment document for its records prior to the effective date of the assignment.

14.6 Assignment/Subletting Income. Any amounts payable by an assignee to Tenant which exceed the Rent payable by Tenant hereunder, whether in the form of assignment fees or increased Base Rent or otherwise, shall be immediately paid on to Landlord as additional rent; provided that Tenant shall be permitted to deduct amortization of Tenant’s out of pocket costs for the assignment, spread over the remaining lease term. Any amounts payable by a sublessee which exceed, on a per square foot basis, the rent due from Tenant hereunder shall be immediately paid on to Landlord; provided that Tenant shall be permitted to deduct amortization of Tenant’s out of pocket costs for the sublease, amortized over the sublease term .

14.7 Transfer Standards. The following requirements must be met before Landlord will be required to not unreasonably withhold its consent to a Transfer:

(a) Transferee’s uses (i) are consistent and compatible with the other uses in the Building and with operation of a first class office building; (ii) do not increase the risk of damage or wear and tear on the Building; (iii) do not require increased utility service or increased services from Landlord or changes in the Premises which are not consistent with general office uses;

(b) Either (i) the financial resources of Portalplayer, Inc. has not significantly declined since the date of this Lease, or (ii) Transferee’s financial status and creditworthiness is comparable to other tenants of similar amounts of space in the Building.

14.8 Landlord’s Recapture Right. In lieu of granting consent to any proposed Transfer, Landlord reserves the right to terminate this Lease or, in the case of subletting of less than all the Premises, to terminate this Lease with respect to such portion of the Premises, as of the proposed effective date of such Transfer, in which event Landlord may enter into the relationship of landlord and tenant with such proposed Transferee. Notwithstanding the forgoing, Landlord’s recapture right shall not apply to the Transfers described in Section 14.2 above.

15.	INSOLVENCY AND DEFAULT

15.1 Defaults. If: (i) Tenant fails to pay any installment of Base Rent or other charges hereunder when due, or (ii) Tenant fails to perform any other covenant, term, agreement or condition of this Lease, or (iii) a Financial Distress Default occurs, then, if the default is not cured within the cure periods set forth below, Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice, by lawful entry or otherwise, whereupon Landlord shall be entitled to recover possession of the Premises from Tenant and those claiming through or under Tenant. Tenant shall have 10 days after notice of monetary default to cure the default. Tenant shall have 15 days after notice of a non-monetary default to cure the default;

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provided that if the default cannot be cured within 15 days, then Tenant shall be granted such additional time to cure the default as is reasonably necessary if Tenant commences the cure within the 15 day period and diligently pursues the cure to completion. Termination of this Lease and any repossession shall be without prejudice to any remedies Landlord has for arrears of rent or for a prior breach of any of the provisions of this Lease.

In case of such termination, Tenant shall indemnify Landlord against all costs and expenses including the amounts due under Section 15.2 and loss of rent. If Tenant fails to perform any of Tenant’s covenants which Tenant has failed to perform at least twice previously in any 12-month period (although Tenant shall have cured any such previous breaches after notice from Landlord, and within the notice period), then Landlord may thereafter, without further notice, exercise any remedies permitted by this Section 15 or by law, including but not limited to termination of this Lease.

15.2 Expense Recovery. Items of expense for which Tenant shall indemnify Landlord shall include but not be limited to: (i) all costs and expenses incurred in collecting amounts due from Tenant under this Lease or obtaining Tenant’s compliance with this Lease (including attorneys’ fees); (ii) the unamortized portion of (a) leasing commissions paid in connection with this Lease, and (b) all costs incurred by Landlord for tenant improvements in order to re-let the Premises (such amortization to be based on a straight line basis over the initial Term with interest at 12%); and (iii) all Landlord’s other costs proximately caused by the termination. The above sums shall be due and payable immediately upon notice from Landlord without regard to whether the cost or expense was incurred before or after the termination of this Lease. If proceedings are brought under the Bankruptcy Code, including proceedings brought by Landlord, which relate in any way to this Lease (in any of such cases a “Proceeding”), then Landlord shall be paid the costs incurred by Landlord in connection with the Proceedings.

15.3 Damages. Notwithstanding termination of this Lease and reentry by Landlord pursuant to Section 15.1, Landlord shall be entitled to recover from Tenant:

15.3.1 The worth at the time of an award (including interest at the rate set forth in Section 15.7), of any unpaid rent which had been earned by Landlord prior to the time of termination; plus

15.3.2 The worth at the time of an award (including interest at the rate set forth in Section 15.7), of the amount by which the unpaid rent which would have been earned after termination until the time of an award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; plus

15.3.3 The worth at the time of an award of the amount by which the unpaid rent and additional rent for the balance of the term of this Lease (as extended, if at all prior to termination) exceeds the amount of such loss of rent and additional rent that Tenant proves could have been reasonably avoided (including interest at the rate set forth in Section 15.7 from the date of the award until paid). Such worth of the time of award shall be computed at the discount rate of the Federal Reserve Bank of San Francisco, or successor Federal Reserve Bank, on the date of termination; plus

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15.3.4 Any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including amounts due and payable pursuant to Section 15.2.

15.4 Non-Termination of Lease. No act of Landlord other than a written declaration of termination of Lease shall serve to terminate this Lease. If Landlord reenters the Premises pursuant to Section 15.1 or Section 15.2, and does not elect to terminate this Lease, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month during the remaining Term representing the difference between the Base Rent, and other charges which would have been paid in accordance with this Lease and the rental actually derived from the Premises by Landlord for such month. Separate actions may be maintained by Landlord against Tenant from time to time to recover any damages which, at the commencement of any action, are then due and payable to Landlord under this Section 15 without waiting until the end of the Term of this Lease.

15.5 Reletting. If Tenant’s right of possession has been terminated (with or without termination of this Lease), Landlord may at any time, and from time to time, relet the Premises in whole or in part either in its own name or as agent of Tenant for any period equal to or greater or less than the remainder of the then-current Term. All rentals received by Landlord from such reletting shall be applied first to the payment of any amounts other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting and of alterations and repairs; third, to the payment of rent and additional rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent and additional rent as they become due hereunder. Upon a reletting of the Premises, Landlord shall not be required to pay Tenant any sums received by the Landlord in excess of amounts payable in accordance with this Lease.

15.6 Right of Landlord to Cure Defaults. If Tenant defaults under this Lease, Landlord may cure the default, at Tenant’s expense, immediately and without notice in case of emergency, or in any other case only upon Tenant’s failure to remedy such default within 15 days after Landlord notifies Tenant in writing of such default. Tenant shall reimburse Landlord for any costs of the cure with interest pursuant to Section 15.7. Landlord shall have the same rights and remedies as for the non-payment of sums due under this Section 15 as in the case of default by Tenant in the payment of rent or additional rent.

15.7 Unpaid Sums and Service Charge. Any amounts owing from Tenant to Landlord under this Lease shall bear interest at 15% per annum, calculated from the date due or expended until the date of payment. In addition, if any payment of rent, or other charges, is not paid within 10 days of its due date, Tenant shall pay a late charge equal to the greater of $150 or 10% of the overdue amount as liquidated damages for Landlord’s extra expense and handling of such past due account.

15.8 Financial Distress.

15.8.1 Definition. Each of the following shall be an “Event of Financial Distress” and shall represent a default under this Lease unless cured within the cure periods set

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forth below: (a) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy; (b) the appointment of a trustee or a receiver to take possession of all or any part of Tenant’s assets; or (c) the entry of any final judgment against Tenant. Tenant shall immediately notify Landlord upon the occurrence of any Event of Financial Distress. Tenant shall have 60 days to cure a default under clause (a) above by having the petition dismissed. Tenant shall have 30 days to cure a default under clause (b) above by having the trustee or receiver dismissed or otherwise regaining possession of Tenant’s assets. Tenant shall have 30 days to cure a default under clause (c) above by having the judgment discharged or satisfied. If the particular Event of Financial Distress is not eliminated within the time periods provided above, then the provisions of Section 15.8.2 shall apply.

15.8.2 Filing of Petition. If a petition (“Petition”) is filed by or against Tenant (as either debtor or debtor-in-possession) under Title 11 of the United States Code (the “Bankruptcy Code”) and same is not dismissed within 60 days thereafter:

(a) Adequate protection for Tenant’s Lease obligations accruing after filing of the Petition shall be provided within 15 days after filing in the form of a deposit equal to one month’s Base Rent and Additional Rent (in addition to the security deposit), to be held by the court or an escrow agent approved by Landlord and the court.

(b) All amounts payable by Tenant to Landlord under this Lease represent reasonable compensation for the occupancy of the Premises by Tenant.

(c) Tenant or Trustee shall give Landlord at least 30 days written notice of any abandonment of the Premises or proceeding relating to administrative claims. If Tenant abandons without notice, Tenant or Trustee shall stipulate to entry of an order for relief from stay to permit Landlord to reenter and relet the Premises.

(d) If Tenant was in default under the Lease before the filing of the Petition, whether or not Landlord has given Tenant written notice of that default and whether or not any cure period expired before filing the Petition, Tenant shall be deemed to have been in default on the date the Petition was filed for all purposes under the Bankruptcy Code.

(e) For purposes of Section 365(b)(1) of the Bankruptcy Code, prompt cure of defaults shall mean cure within 30 days after assumption and shall include cure of any defaults under any other agreements between Landlord and Tenant.

(f) For the purposes of Section 365(b)(1) the Bankruptcy Code, adequate assurance of future performance of this Lease by Tenant, Trustee or any proposed assignee of the Lease will require that Tenant, Trustee or the proposed assignee deposit 2 months of Base Rent and Additional Rent payments into an escrow fund (to be held by the court or an escrow agent approved by Landlord and the court) as security for such future performance. In addition, if the Lease is to be assigned, adequate assurance of future performance by the proposed assignee shall require that: (i) the assignee have a tangible net worth not less than $1,000,000 or that such assignee’s performance be unconditionally guaranteed by a person or entity that has a tangible

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net worth not less than the above amount; (ii) assignee assume in writing all of Tenant’s obligations under the Lease.

(g) If Tenant or Trustee intends to assume and/or assign the Lease, Tenant or Trustee shall provide Landlord with 30 days written notice of the proposed action, separate from and in addition to any notice provided to all creditors. Notice of a proposed assignment and assumption shall state the assurance of prompt cure, compensation for loss and assurance of future performance to be provided to Landlord. Notice of a proposed sale shall state: (i) the name, address, and federal tax identification numbers and registration numbers of the proposed assignee; (ii) all of the terms and conditions of the proposed assignment, and (iii) the assignee’s proposed adequate assurance of future performance to be provided to Landlord.

16.	QUIET ENJOYMENT

Landlord covenants that upon Tenant’s paying Base Rent, Additional Rent, and all other charges due hereunder and performing all obligations of this Lease on its part to be performed, Tenant’s occupancy shall not be interrupted by those claiming under Landlord, subject, however, to the terms and conditions of this Lease.

17.	LIABILITY

17.1 Landlord’s Liability. The liability of Landlord to Tenant shall be limited to the interest of Landlord in the Project (and the proceeds thereof). Tenant agrees to look solely to Landlord’s interest in the Project (and the proceeds thereof) for the recovery of any judgment against Landlord, and Landlord and its partners shall not be personally liable for any such judgment or deficiency after execution thereon or matters related to this Lease. In addition, if Landlord sells or otherwise transfers the Project to a new owner, the transferring Landlord shall not thereafter be named or sought after in any matter related to the Project. Upon transfer of ownership of the Project, Landlord’s obligations under this Lease shall automatically transfer to the new owner.

17.2 Tenant’s Business Interruption. Notwithstanding any other provision of this Lease, and to the fullest extent permitted by law, Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s personal property or its business or any loss of income therefrom, whether such injury or loss results from conditions arising upon the Premises or the Project, or from other sources or places including, without limitation, any interruption of services and utilities described in Section 7 or any casualty, condemnation, or from any cause whatsoever, including, date sensitive microprocessors, and regardless of whether the cause of such injury or loss or the means of repairing the same is inaccessible to Landlord or Tenant. Tenant may elect, at its sole cost and expense, to obtain business interruption insurance with respect to such potential injury or loss.

18.	SUBORDINATION AND ESTOPPEL

18.1 Subordination. This Lease shall be subordinate to any financing now existing or hereafter placed upon any of the Project by Landlord, and to any and all advances to be made thereunder and to interest thereon and all modifications thereof (each, a “Mortgage”). This provision shall be self-operative. Tenant shall execute and deliver any subordination agreement

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required by the holder of a Mortgage, but only if any such subordination agreement provides that so long as Tenant is not in default under this Lease, Tenant shall have the continued enjoyment of the Premises free from any disturbance or interruption by any holder of a Mortgage or any purchaser at a foreclosure or private sale of the Project.

18.2 Attornment. If Landlord’s interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

18.3 Estoppel Certificates. Tenant shall, within 10 days of demand, execute and deliver to Landlord a written statement certifying: (i) the commencement and the expiration date of the Term; (ii) the amount of Base Rent and the date to which it has been paid; (iii) that this Lease is in full force and effect and has not been assigned or amended in any way (or specifying the date and terms of each agreement so affecting this Lease) and that no part of the Premises has been sublet (or to the extent such is not the case, a copy of any sublease); (iv) that Landlord is not in default under this Lease (or if such is not the case, the extent and nature of such default); (v) on the date of such certification, there are no existing defenses or claims which Tenant has against Landlord (or if such is not the case, the extent and nature of such defenses or claims); (vi) the amount of the Security Deposit held by Landlord; and (vii) any other fact or representation that a mortgagee or purchaser may reasonably request. It is intended that any such statement shall be binding upon Tenant and may be relied upon by a prospective purchaser or mortgagee. If Tenant fails to respond within 10 days of receipt of a written request by Landlord therefor, (a) Tenant shall be deemed to have given a certificate as above provided, without modification, and shall be conclusively deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, and (b) Landlord may impose a fee of $100 per day for each day of delay in providing the statement by Tenant after the 10 day period.

19.	HOLDING OVER

If Tenant fails to surrender possession of the Premises upon termination or expiration of this Lease, and if Tenant obtains Landlord’s written consent to Tenant’s continued occupancy, then Tenant’s occupancy shall be deemed to be a month to month tenancy, with Base Rent due at a rate one and one half times the rate payable by Tenant hereunder during the calendar month immediately preceding such termination or expiration (the “Latest Rate”) and Landlord may terminate such month to month tenancy upon 30 days notice to Tenant. If Tenant fails to surrender possession of the Premises upon termination or expiration of this Lease and if Tenant does not obtain Landlord’s written consent to Tenant’s continued occupancy, then Tenant shall be deemed a trespasser and shall be liable to Landlord for all damages sustained by Landlord as a result thereof, together with Base Rate at a rate double the Latest Rate.

20.	MISCELLANEOUS PROVISIONS

20.1 Heirs and Assigns. Subject to provisions hereof restricting transfers, all of the terms contained in this Lease shall inure to the benefit of and be binding upon Landlord and

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Tenant and their respective heirs, executors, administrators, successors and assigns. If more than one person or entity executes this Lease as Tenant, the liability of each shall be deemed to be joint and several.

20.2 Non-Waiver. Failure of Landlord to insist, in any one or more instances, upon strict performance of any term of this Lease, or to exercise any option herein contained, shall not be construed as a waiver or a relinquishment for the future, of such term or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent or other payments with knowledge of a breach of any of the terms of this Lease by Tenant shall not be deemed a waiver of such breach. Landlord shall not be deemed to have waived any provision of this Lease unless expressed in writing and signed by Landlord. Tenant specifically acknowledges and agrees that, where Tenant has received a notice to cure default, no acceptance by Landlord of rent shall be deemed a waiver of such notice, and, including but without limitation, no acceptance by Landlord of partial rent shall be deemed to waive or cure any rent default. Landlord may, in its discretion, after receipt of partial payment of rent, refund same and continue any pending action to collect the full amount due, or may modify its demand to the unpaid portion. In either event the default shall be deemed uncured until the full amount is paid in good funds.

20.3 Brokers. Except as specified in Section 1, Tenant represents and warrants to Landlord, it has not engaged any broker, finder or other person entitled to any commission or fee in respect of the negotiation, execution or delivery of this Lease, and Tenant shall indemnify and defend Landlord against any claims for such commission arising out of agreements made or alleged to have been made by or on behalf of Tenant. Except as specified in Section 1, Landlord represents and warrants to Tenant, it has not engaged any broker, finder or other person entitled to any commission or fee in respect of the negotiation, execution or delivery of this Lease, and Landlord shall indemnify and defend Tenant against any claims for such commission arising out of agreements made or alleged to have been made by or on behalf of Landlord. Landlord and Tenant recognize that it is possible that they may hereafter make additional agreements regarding further extension or renewal of this Lease or a new lease or leases for all or one or more parts of the Premises or other space in the Project for a term or terms commencing after the Commencement Date of this Lease. Landlord and Tenant recognize that it is also possible that they may hereafter modify this Lease to add additional space or to substitute space as part of the Premises. If any such additional agreements, new leases or modifications to this Lease are made, or if Tenant exercises any options to extend the lease term, Landlord shall not have any obligation to pay any compensation to any real estate broker or to any other third person engaged by Tenant to render services to Tenant in connection with negotiating such matters, regardless of whether under the circumstances such person is or is not regarded by the law as an agent of Landlord.

20.4 Entire Agreement. This Lease contains the entire agreement of the parties with respect to the subject matter hereof and no representations, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. No provisions of this Lease may be changed, waived, discharged or terminated orally, but only by instrument in writing executed by Landlord and Tenant concurrently with or subsequent to the date of this Lease.

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20.5 Inability to Perform. If Landlord is unable to perform, or is delayed in performing, any of its obligation under this Lease, for reason of acts of God, accidents, breakage, repairs, maintenance, strikes, lockouts, other labor disputes, inability to obtain utilities or materials, or by any other reason beyond Landlord’s reasonable control, then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or additional rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of the inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby.

20.6 Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall nevertheless remain in full force and effect.

20.7 Tenant’s Audit Right. Tenant shall have the right to audit the current year’s expense statement issued by or on behalf of Landlord by written notice given to Landlord within 60 days after receipt of that statement. Such audit shall be conducted in the offices of Landlord’s property manager at the cost of Tenant. Tenant shall pay to the property manager its standard hourly rates for the time spent by the property manager’s principals and employees in connection with Tenant’s audit. Tenant shall keep all of the information disclosed in the course of such audit confidential, and shall require all of its consultants to agree in writing directed to the Landlord to keep all such information confidential. Tenant agrees that such audits shall not be permitted to be conducted on a contingency fee basis.

20.8 No Accord or Satisfaction. Payment by Tenant or receipt by Landlord of a lesser amount than the rent and other charges stipulated herein shall be deemed to be on account of the earliest stipulated rent or other charges. No endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s acceptance of such check or payment shall be without prejudice to Landlord’s right to recover the balance of the amount due or pursue any other remedy to which it is entitled.

20.9 Notices. All notices under this Lease shall be in writing and sent by courier, by registered or certified mail, return receipt requested, or recognized overnight courier at the following addresses:

Landlord:

Rent: Checks are to be made payable to Landlord’s property manager, Integrated Real Estate Services, L.L.C. and sent to:

Integrated Real Estate, L.L.C.

P.O. Box 3588

Seattle, WA 98124

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Building Operations: Notices related to building operations are to be sent to:

Touchstone Building LLC

c/o Integrated Real Estate Services, L.L.C.

1015 Third Avenue, Suite 950

Seattle, Washington 98104

For all other issues, notices are to be sent to:

Touchstone Building LLC

1301 Fifth Avenue, Suite 3636

Seattle, WA 98101

Tenant:

Portalplayer, Inc.

Attn.: Sunjeev Kumar, Vice President

At the Premises

or such other single address as may hereafter be designated by either party in writing. Notices shall be deemed given if mailed by registered or certified mail 3 days after deposit in the U. S. Mail, postage prepaid and if sent by overnight courier, the date after deposit with the courier. If the intended recipient receives the notice at the address required by this Section 20.9 but refuses to accept it, the notice shall be deemed received on that day of rejection. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of occupying the same, then such service may be made by attaching the same to the entrance of the Premises.

20.10 Waiver of Self-Help. Tenant waives any statutory or common law right to selfhelp, including any right to make repairs to the Building or common areas.

20.11 Tax on Rent. The rent herein is exclusive of any sales, business and occupation, gross receipts or other tax based on rents, or tax on Tenant’s property or tax upon or measured by the number of employees of Tenant, or any similar tax or charge. If any such tax or charge be hereinafter enacted and imposed upon Landlord, Tenant shall pay Landlord the amount thereof concurrently with each monthly rent payment. If it shall not be lawful for Tenant to reimburse Landlord, the monthly rent payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax or charge upon Landlord as would have been payable to Landlord prior to the imposition of such tax or charge. Tenant shall not be liable to reimburse Landlord for any federal income tax or other income tax of a general nature applicable to Landlord’s income.

20.12 Right to Change Public Spaces. Landlord reserves the right at any time, without thereby creating an actual or constructive eviction or incurring any liability to Tenant, to change the arrangement or location of public areas of the Project not contained within the

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Premises or any part thereof, including entrances, passageways, parking lots and other public service portions of the Project.

20.13 Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, and in such event, Tenant’s only remedies therefore shall be an action for specific performance, injunction or declaratory judgment, to enforce any right to such consent.

20.14 Financial Statements. Upon request by Landlord, Tenant shall provide to Landlord copies of Tenant’s most recent financial statements and tax returns, and Landlord agrees to keep the information confidential.

20.15 Costs and Attorneys’ Fees. In the event of litigation between the parties hereto, declaratory or otherwise to enforce this Lease, the non-prevailing party shall pay the costs thereof and attorneys’ fees actually incurred by the prevailing party, in such suit, at trial and on appeal. In addition, if Landlord engages counsel to enforce the terms of this Lease, including without limitation, for the purpose of preparing a delinquency notice, Tenant shall be required to reimburse Landlord for all costs incurred before the subject default is considered cured.

20.16 No Reservation or Option. The submission of this Lease for examination, or for execution by Tenant, does not constitute a reservation or option to Lease the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

20.17 Prior Understandings. Tenant acknowledges that neither Landlord nor anyone representing Landlord has made statements of any kind whatsoever on which Tenant has relied in entering into this Lease including, without limitation, statements to the effect that any number of Tenants or any specific Tenant or Tenants will operate in the Building during the Lease Term. Tenant further acknowledges that Tenant has relied solely on its independent investigation and its own business judgment in entering into this Lease. Landlord and Tenant agree that: this Lease supersedes all prior and contemporaneous understandings and agreement; the provisions of this Lease are intended by them as the final expression of their agreement; this Lease constitutes the complete and exclusive statement of its terms; and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. No provision of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest, whether or not such amendment is supported by new consideration.

20.18 Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said corporation. Concurrently with the execution of this Lease, Tenant shall deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation authorizing the execution of this Lease. If Tenant is a partnership, each individual executing this Lease on behalf of said partnership represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said partnership and that this Lease is

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binding upon said partnership in accordance with its terms, and concurrently with execution of this Lease, Tenant shall deliver to Landlord such evidence of authorization as Landlord may require. If Tenant is a marital community, or a member of a marital community, both members of the marital community shall execute this Lease. Where Tenant is comprised of more than one person or entity, all covenants, agreements and obligations of Tenant hereunder shall be the joint and several covenants, agreements and obligations of each person or entity comprising Tenant.

20.19 Relocation. Landlord shall have a one time option to relocate Tenant to other space of approximately the same size elsewhere in the Building, exercisable on 30 days written notice to Tenant. If Landlord exercises the option, (a) Landlord will arrange for the movers and pay all costs of the move, including but not limited to the reprinting of stationary and including the cost of reconnecting the phone lines, and (b) a new floor plan shall be attached to this Lease and become a part hereof, and (c) all other provisions of this Lease shall remain in full force and effect. The move shall not occur in the last 12 months of the Lease Term. Landlord agrees that this right to relocate Tenant will not be exercised prior to Tenant’s move into the Premises described on Exhibit B.

20.20 Force Majeure. Time periods for Landlord’s or Tenant’s performance under any provisions of this Lease (except for the payment of money) shall be extended for periods of time during which the non-performing party’s performance is prevented due to circumstances beyond the party’s control, including, without limitation, strikes, embargoes, governmental regulations, inclement weather and other acts of God, war or other strife.

20.21 Landlord Acting Through Agent. Any action permitted or required of Landlord under this Lease may, at Landlord’s election, be performed by Landlord’s property manager on Landlord’s behalf.

20.22 Utility Deregulation. Tenant acknowledges that Landlord shall have sole control over the determination of what utility providers serve the Project, and Landlord shall have no obligation to give access or easement rights or otherwise allow onto the Project any utility providers except those approved by Landlord in its discretion. If, for any reason, Landlord permits Tenant to purchase utility services from a provider other than Landlord’s designated company(ies), such provider shall be considered a contractor of Tenant and Tenant shall indemnify defend and hold Landlord harmless from such provider’s acts and omissions while in, or in connection with their services to, the Building or Project in accordance with the terms and conditions of Section 12.1. In addition, Tenant shall allow Landlord to purchase such utility service from Tenant’s provider at Tenant’s rate or at such lower rate as can be negotiated by the aggregation of Landlord’s tenants’ requirements for such utility.

20.23 Clean Air Act. Tenant acknowledges that Landlord has not made any portion of the Premises or the Building accessible for smoking in compliance with WAC 296-62-12000 and that no smoking is permitted in the Building.

20.24 Choice of Law and Venue. This Lease shall be governed by Washington law and the parties agree that venue shall lie in King County, Washington.

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LANDLORD:

TOUCHSTONE BUILDING LLC, a Washington limited liability company

By:	Washington Capital Management, Inc., as Investment Manager for Locals 302 and 612 International Union of Operating Engineers Employers Construction Industry Retirement Fund, and as Investment Manager for the Washington Capital Joint Master Trust Real Estate Equity Fund Managing Member

	By:	/s/ Cory Carlson
	Its:	Director, Equity Real Estate

TENANT:

PORTALPLAYER, INC., a California corporation

By:	/s/ Don Pacholec
Its:	CFO & COO

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LANDLORD’S ACKNOWLEDGMENT

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Cory A. Carlson is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as a member of TOUCHSTONE BUILDING LLC, by Washington Capital Management, Inc., as Investment Manager for Locals 302 and 612 International Union of Operating Engineers-Employers Construction Industry Retirement Fund, and as Investment Manager for the Washington Capital Joint Master Trust Real Estate Equity Fund, Managing Member, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: 1-24-01

/s/ Lisa K. Pargas
(Signature of Notary Public)

Lisa K. Pargas
(Printed Name of Notary Public) My Appointment expires 9-15-02

TENANT’S ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
) ss.
COUNTY OF SANTA CLARA	)

I certify that I know or have satisfactory evidence that Donald E. [Illegible] is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the CFO/COO of PortalPlayer, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: 1-22-01

/s/ Jayesh N. Patel
(Signature of Notary Public)

Jayesh N. Patel
(Printed Name of Notary Public) My Appointment expires 5-20-2003

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EXHIBIT A

LEGAL DESCRIPTION OF LAND

Property Description

PARCEL A.

The west half of the northwest quarter of the northeast quarter of the southeast quarter of Section 29, Township 26 North, Range 5 East, W.M., in King County, Washington;

EXCEPT the north 357.04 feet of said northeast quarter of the southeast quarter;

AND EXCEPT the east 30 feet thereof conveyed to King County for road by instrument recorded under Recording Number 949824;

AND EXCEPT that portion thereof lying north of the southerly margin of Northeast 124th Street as established by deed recorded under Recording Number 6134257;

AND EXCEPT that portion thereof conveyed to the City of Kirkland by deed recorded under Recording Number 9009110586.

PARCEL B

The north 200 feet of the south half of the west half of the west half of the northeast quarter of the southeast quarter of Section 29, Township 26 North, Range 5 East, W.M., in King County, Washington;

EXCEPT County Road.

ALSO KNOWN AS Parcel 2 of City of Kirkland Lot Line Adjustment Number LL-97-79 recorded under recording number 9709251900.

TOGETHER WITH a Reciprocal Easement Agreement as recorded under recording number 97C4251903.

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EXHIBIT B

FLOOR PLAN SHOWING PREMISES

[Graphic Omitted]

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EXHIBIT C

INTENTIONALLY OMITTED

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EXHIBIT G

RULES AND REGULATIONS

1. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, and the facilities furnished for the common use of the Occupants, including, but not limited to, entrances, corridors, elevators and facilities of the Building (individually and collectively, the “Common Areas”) in such manner as is reasonable for the benefit of the Occupants generally. Tenant shall not invite to its Premises, or permit the visit of persons in such numbers or under such conditions as to interfere with the use and enjoyment of the Common Areas by other Occupants. No portion of the sidewalks, doorways, entrances, passages, vestibules, halls, lobbies, corridors, elevators or stairways in or adjacent to the Building shall be obstructed or used for any purpose other than the ingress and egress to and from the Premises. Tenant, its employees or invitees shall not go upon the roof of the Building. Landlord reserves the right from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Common Areas and facilities, and to create additional rentable areas through use or enclosure of Common Areas. When reasonably necessary Landlord may either temporarily or permanently change the location of, or close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease.

2. During such hours as Landlord may from time to time reasonably determine, Landlord may: (a) require all persons entering or leaving the Building to identify themselves to a watchman by registration or otherwise and to establish their right to enter or leave the Premises or the Building; and (b) limit entries into and departures from the Building to such one or more entrances as Landlord shall from time to time designate.

Landlord reserves the right at any time to require that Tenant, its employees or agents, desiring to take office furniture or equipment or other similar items from the Building first obtain a pass therefore from Landlord or such employee or agent of Landlord as Landlord shall from time to time designate for such purpose. Tenant shall, prior to moving furniture or other equipment into or out of the Building, in all instances first obtain the prior written approval of Landlord, both as to the time of day and entrance to the Building to be utilized by Tenant in connection with such move.

Landlord reserves the right to exclude or eject from the Building all solicitors, canvassers and peddlers, or any person who, in the judgment of Landlord’s security officer or employee in charge, is under the influence of intoxicants or drugs, or any person who shall in any manner do any illegal act or any act in violation of any of the Rules and Regulations.

Landlord may enact such other security measures as Landlord may from time to time reasonably determine necessary for the safety and protection of the Occupants and the Building. In no event shall Landlord be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

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3. Subject to the terms and conditions of the Lease, Landlord shall provide heat and air conditioning as reasonably required for reasonable, comfortable occupancy of the Building and the Premises under normal business operations. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the heating and air conditioning systems, Landlord reserves the right, at its option, either to require Tenant to discontinue use of such heat generating machines or equipment or to install supplementary air conditioning equipment in the Premises. If supplementary air conditioning equipment is installed, then Tenant shall, within 10 days of invoice, pay Landlord (i) the cost of any such installation and (ii) the cost of operation and maintenance of such supplementary equipment at such rates as Landlord may reasonably determine.

The Building is designed to accommodate electrical and heating loads generated by customary office uses. Tenant shall obtain the prior written consent of Landlord before installing lights or equipment which will result in the per square foot system design specifications being exceeded in any part of the Premises.

Tenant must obtain the written consent of Landlord prior to using any equipment in the Premises with power requirements in excess of those that the building system is designed to handle. Regardless of whether such consent has been obtained, Tenant shall, within 10 days of invoice, pay Landlord the costs of electrical systems or modifications necessitated by such equipment, including installation.

Tenant shall conserve energy, water, heat and air conditioning and shall cooperate fully with Landlord to assure the most efficient operation of the heating and air conditioning systems in the Building. Tenant shall also comply with Landlord’s instruction for the use of drapes and thermostats in the Building.

4. Subject to the terms and conditions of the Lease, Landlord shall provide routine janitorial service to the Premises on Monday through Friday of each week, excluding holidays, consisting of routine dusting, vacuum cleaning or dustmopping floors, removing normal trash, and periodic cleaning of exterior windows, maintaining normal hard surface floors and cleaning entrance doors of the Premises, according to Landlord’s work schedule. All janitorial service in and about the Premises shall be performed by employees of or service companies retained by Landlord, unless written approval is given by Landlord. Landlord shall have no liability whatsoever to Tenant or any other person for any loss of or damage to personal property on or about the Premises, however occurring, including any damage done by a janitor or any other employee or any person. Janitor service will not be furnished on nights when rooms are occupied after 6:00 p.m. unless, by agreement in writing, service is extended to a later hour for specifically designated rooms.

5. All deliveries of large or bulky articles shall be delivered to and removed from the Premises only in elevators which have been properly padded by Landlord. All deliveries of the above-mentioned items must be scheduled with the Landlord to ensure the elevator used for the delivery is properly padded. Objects of unusual or extraordinary size or weight shall not be brought into or removed from the Building without the prior written consent of Landlord and, where such consent is obtained, shall be brought into or removed from the Building at the time and place and in the manner and shall be placed and maintained in such location and position in

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the Premises as Landlord may designate. The firm employed to move Tenant’s equipment, material, furniture or other property in or out of the Building must be a professional mover, reasonably acceptable to Landlord and insurance must be sufficient to cover all personal liability, theft or damage to the Building. All damage to the Building (including any elevator) or the Premises by the delivery, installation, use or removal of freight, furniture, business equipment, merchandise, safes or other articles shall be paid for by Tenant. Landlord shall not be responsible for damage to any of Tenant’s property delivered to or left in any receiving area or elsewhere in the Building or to any property moved or handled anywhere in the Building by any agent, employee or representative of Landlord as an accommodation to Tenant, Landlord being under no obligation to accept delivery of, or to move or handle, any property of Tenant.

6. Tenant shall not place a load upon any floor of the Premises which exceeds sixty pounds live load and twenty pounds for partitions per square foot of floor space. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy installations which Tenant wishes to place in the Premises in order to properly distribute the load. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein so as to be objectionable to Landlord or to any other Occupant in the Building shall be placed and maintained by Tenant at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

7. Tenant, Tenant’s employees, agents or invitees shall not, without the prior written consent of Landlord:

a. install, maintain or operate any vending machine or any other machines of any description whatsoever (other than small business machines), either on the Premises or elsewhere in the Building.

b. Attach, hang or use any curtain, blind, shade, awning or screen in connection with any window, door or entrance in the Premises or the Building, or attach or install any aerials or other projections from the Premises or the Building.

c. Use the name of the Building for any purpose other than that of Tenant’s business address, or use any picture of the Building.

d. Alter any lock or install a new or additional lock or any bolt on any door of the Premises. If Landlord shall give its consent thereto, Tenant shall in each case furnish Landlord with a key for any such lock, and upon termination of its tenancy, Tenant shall deliver to Landlord all keys to the Premises and to all other rooms or offices furnished to Tenant or which Tenant shall have had made. Landlord will provide Tenant with additional keys for any lock in the Premises upon payment therefore by Tenant.

e. Bring or keep in or about the Premises or the Building any animals, birds or other pets (except seeing-eye dogs) or bicycles or other vehicles, except at such areas as Landlord may designate, temporarily or otherwise.

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f. Make or permit to emanate from the Premises or the Building any objectionable noise or odor, or in any manner annoy, disturb or interfere with other Occupants or their employees and invitees.

g. Install telegraphic or telephonic connections or other wire services, or bore or cut for such wires or instruments incident thereto, unless Landlord has approved the location and method of installation, introduction and placement of such wires and instruments.

h. Drive spikes, hooks, screws or nails or other devices in the walls or woodwork (except for hanging small pictures or similar items) or drill holes in the floor of the Premises.

i. Place any boxes, cartons or other rubbish in the corridors or other public areas of the Building.

j. Use or keep in the Premises or the Building any kerosene, gasoline or inflammable or combustible or explosive fluid or material or chemical substance other than limited quantities of such materials or substances reasonably necessary for the operation or maintenance of office equipment or limited quantities of cleaning fluids and solvents required in Tenant’s normal operations in the Premises.

k. Use any method of heating or air conditioning other than that supplied by Landlord.

l. Paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

m. Produce, or permit to be produced, any intense glare, light or heat except within an enclosed or screened area and then only in such manner that the glare, light or heat shall not, outside the Premises, be materially different that the light or heat from other sources outside the Premises.

n. Create, or permit to be created, any sound pressure level which will interfere with the quiet enjoyment of any real property outside the Premises, or which will create a nuisance or violate any governmental law, rule, regulation or requirement.

o. Create, or permit to be created, any ground vibration that is materially discernible outside the Premises.

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p. Transmit, receive or permit to be transmitted or received, any electromagnetic, microwave or other radiation which is harmful or hazardous to any person or property in, or about the Project.

q. Create, or permit to be created, any noxious odor that is disruptive to the business operations of any other tenant in the Project.

r. Place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly, in Landlord’s discretion, from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

8. Tenant shall be liable for any damage to the fixtures and systems located in the Building resulting from the abuse or misuse of any nature or character whatever by Tenant, or Tenant’s employees, agents or invitees.

9. Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service to Tenant, to Landlord’s building manager for approval before performance of any work. Notwithstanding such approval, Landlord shall not be liable in any manner for the work so performed by Tenant’s contractors, contractor’s representatives and installation technicians. This shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, window, ceilings, equipment or any other part of the Building.

10. Tenant shall give prompt written notice to Landlord of any accidents to or defects in Plumbing, electrical fixtures, heating or air conditioning systems or other systems or improvements in the Premises or the Building, to enable Landlord to repair such damage or defects.

11. Landlord shall have the right to keep a passkey to the Premises and the right to enter the Premises for inspection, maintenance, cleaning or repairing and for any other reasonable purposes.

12. Landlord may change the name and the street address of the Building, without notice and without liability to any Occupant.

13. With respect to any Hazardous Substance brought onto the Project or generated by Tenant, its agents, employees or invitees,. Tenant shall:

a. Comply promptly, timely, and completely with all governmental requirements for reporting, keeping, and submitting manifests, and obtaining and keeping current identification numbers;

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b. Submit to Landlord true and correct copies of all reports, manifests, and identification numbers at the same time as they are required to be and/or are submitted to the appropriate governmental authorities;

c. Within five (5) days of Landlord’s request, submit written reports to Landlord regarding Tenant’s use, storage, treatment, transportation, generation, disposal or sale of Hazardous Substances and provide evidence satisfactory to Landlord of Tenant’s compliance with the applicable government regulations;

d. Allow Landlord or Landlord’s agent or representative to come on the premises at all times to check Tenant’s compliance with all applicable governmental regulations regarding Hazardous Substances;

e. Comply with minimum levels, standards or other performance standards or requirements which may be set forth or established for certain Hazardous Substances (if minimum standards or levels are applicable to Hazardous Substances present on the Premises, such levels or standards shall be established by an on-site inspection by the appropriate governmental authorities and shall be set forth in an addendum to this Lease); and

f. Comply with all applicable governmental rules, regulations and requirements regarding the proper and lawful use, sale, transportation, generation, treatment, and disposal of Hazardous Substances.

Any and all costs incurred by Landlord and associated with Landlord’s monitoring of Tenant’s compliance with these provisions, including Landlord’s attorneys’ fees and costs, shall be additional rent and shall be due and payable to Landlord immediately upon demand by Landlord.

Tenant shall be fully and completely liable to Landlord for any and all cleanup costs, and any and all other charges, fees, penalties (civil and criminal) imposed by any governmental authority with respect to Tenant’s use, disposal, transportation, generation and/or sale of Hazardous Substances, in or about the Premises, common areas, or Building.

Upon Tenant’s default under these provisions, in addition to the rights and remedies set forth elsewhere in this Lease, Landlord shall be entitled to the following rights and remedies:

(a) At Landlord’s option, to terminate this Lease immediately; and/or

(b) To recover any and all damages associated with the default, including, but not limited to cleanup costs and charges, civil and criminal penalties and fees, loss of business and sales by Landlord and other tenants of the Building, any and all damages and claims asserted by third parties and Landlord’s attorneys’ fees and costs.

14. Landlord reserves the right from time to time to amend and to make such further Rules and Regulations as, in the judgment of the Landlord, may be necessary or desirable for the safety, care or cleanliness of the Building or the preservation of good order therein, or the maintenance and promotion of the Building or for any other reasonable or desirable purpose.

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Such further Rules and Regulations and such amendments shall be binding upon Tenant, effective upon Tenant’s receipt of a copy thereof. Waiver by Landlord of any breach of any Provision of the Rules and Regulations by any other Occupant shall not be deemed to be a waiver of such Rules and Regulations as to Tenant or all Occupants.

15. In addition to definitions set forth in these Rules and Regulations, capitalized terms herein shall have the same meaning as set forth in the Lease to which this is an Exhibit.

16. Tenant shall comply with all smoking restrictions promulgated by Landlord.

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EXHIBIT I

PARKING AGREEMENT

A. Tenant leases from Landlord ten reserved parking spaces (the “Spaces”) in the covered parking area; provided that there shall be no charge for the use of the Spaces during the initial 5 year Lease Term. No allowances shall be made for days when Tenant or any of its employees does not utilize the Spaces, including if Tenant elects not to use any of the Spaces but Tenant may terminate its lease of any of the Spaces by 30 days written notice to Landlord. If Tenant ceases to lease any Space then Tenant’s ability to re-let that Space in the future shall depend on whether there are then Spaces available. Tenant shall not have the right to lease or otherwise use more than the number of reserved Spaces set forth above.

B. Following the initial 5 year Lease Term, Tenant shall pay Landlord, as additional rent, the monthly rent charged by Landlord for each Space, as such rate is changed by Landlord from time to time.

C. Except for particular spaces and areas designated by Landlord for reserved parking, all parking in the Project shall be on an unreserved, first-come, first-served basis.

D. Landlord shall not be responsible for money, jewelry, automobile or other personal property lost in or stolen from vehicles. Landlord shall not be liable for any loss, injury or damage to persons using the Spaces or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

E. Landlord shall have the right from time to time to change the location of the Spaces and to promulgate reasonable rules and regulations regarding the Spaces, the other parking areas, and the use thereof, including but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

F. Tenant shall not store or permit its employees to store any automobiles at the Project or in the Spaces without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located on the Project. If it is necessary for Tenant or its employees to leave an automobile at the Project overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

G. Landlord shall have the right to temporarily close the reserved parking area in order to perform necessary repairs, maintenance and improvements.

H. Tenant shall not assign or sublease the Spaces without the consent of Landlord. Landlord shall have the right to terminate this Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign.

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I. Landlord may elect to provide parking cards or keys to control access to the Spaces or surface parking areas, if any. In such event, Landlord shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

J. Landlord hereby reserves the right to enter into a management agreement or lease with an entity for the reserved parking area (the “Parking Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with the Parking Operator and, after the initial 5 year Lease Term, pay the Parking Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts of omission of the Parking Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of the Parking Operator may change from time to time during the Lease Term. In connection therewith, any parking lease or agreement entered into between Tenant and a Parking Operator shall be freely assignable by such Parking Operator or any successors thereto.

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RIDER 1

RENEWAL OPTION

A. Provided that Tenant is not in default at the time of exercise or at commencement of the Extended Term (unless the default is cured within any applicable cure period), and otherwise has timely cured all defaults, then Tenant shall have one option to extend the Lease term for 5 years (the “Extended Term”). In order to exercise such option, Tenant shall provide written notice (“Notice of Exercise”) to Landlord of its election no later than 9 months before the end of the initial lease term. The exercise of such option to extend shall be for the then entire Premises and shall be on the same terms and conditions as set forth in the Lease except the Base Rent shall be adjusted as set forth in Paragraph B below. The option provided in this Rider is personal to Tenant and may not be exercised by any assignee or sublessee and may not be exercised during any period that the entire Premises is subleased out by Tenant.

B. If Tenant exercises an extension right pursuant to Paragraph A above, the initial Base Rent and the periodic increases for the Extended Term shall be equal to the market rent for a 5 year term for comparable space located in Kirkland, Washington (“Fair Market Rent Schedule”), but not less than the immediately preceding Base Rent. For purposes of this Lease, the term “Fair Market Rent Schedule” is understood to mean the rents which a landlord would receive annually by then renting the space in question assuming the landlord to be a prudent person willing to lease but being under no compulsion to do so, assuming the tenant to be a prudent person willing to lease but under no compulsion to do so, and assuming a lease containing the same terms and provisions as those herein contained. Fair Market Rent Schedule shall take into consideration all relevant factors including the condition of the space and other terms and conditions of the Lease. Tenant’s estimation of the Fair Market Rent Schedule (“Tenant’s Rent Schedule”) shall be included with Tenant’s option exercise notice. Landlord shall give Tenant notice of Landlord’s estimation of the Fair Market Rent Schedule (“Landlord’s Rent Schedule”) 8 months before the end of the then existing term. If there is a disagreement on the Fair Market Rent Schedule, the parties shall promptly meet and negotiate in good faith to attempt to resolve their differences. If the differences are not resolved at least 6 months before the end of the then existing term, then Landlord and Tenant shall each select a real estate broker familiar with then current office rental rates in the surrounding area and those two brokers shall meet and work in good faith to reach agreement on the Fair Market Rent Schedule. If they reach agreement, then their decision shall be binding on the parties. If the two brokers aren’t able to reach agreement, then the first two brokers shall (a) put in writing their determination of the Fair Market Rent Schedule for the Extended Term (the “Landlord’s Broker’s Rent Schedule and the “Tenant’s Broker’s Rent Schedule”, respectively), and (b) jointly select a third broker, also familiar with the current rental rates in the area of the Building. The job of the third broker will be to determine which of the four Rent Schedules (Tenant’s Rent Schedule, Landlord’s Rent Schedule, Landlord’s Broker’s Rent Schedule and Tenant’s Broker’s Rent Schedule) most closely approximately what the third broker believes to be the Fair Market Rent Schedule. The Fair Market Rent Schedule established by the third broker shall be binding on the parties. Each party shall pay the cost of its broker and half the cost of the third broker.

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INTEGRATED

REAL ESTATE SERVICES, L.L.C.

April 5, 2001

Sanjeev Kumar

Vice President Engineering

PortalPlayer, Inc.

12131-113th Ave. #203

Kirkland, WA 98034

Re:	Rent Commencement - 12131 – 113th Ave. NE #203 - Kirkland, WA

Dear Sanjeev,

We are pleased you chose the Touchstone Kirkland Building for your new offices.

In accordance with paragraph 3.1 of your lease, this letter sets forth. the “Commencement Date” of the “Base Term” and other details of the lease. Accordingly, you have accepted and occupied the premises as of March 9, 2001.

1.	Early Access Period	March 9th – March 23rd, 2001 (15 days)
2.	Lease Commencement	March 24, 2001
3.	Lease Expiration	March 31, 2006
4.	Rent Commencement	March 24, 2001
5.	Approximate Rentable area	10,885 square feet
6.	Security Deposit	$293,895.00 in the form of a Letter of Credit
7.	Initial Monthly NNN Rent	$24,491.25
8.	Monthly NNN Estimate	$6,226.22

Payments for rent and other charges should be made payable to:

Integrated Real Estate Services L.L.C.

ITF Touchstone Building

P.O. Box 3588

Seattle, WA 98124-3588

We will be sending rent statements to PortalPlayer, Inc., Attn: Accounts Payable, 3255 Scott Blvd, Building #1, Santa Clara, CA 95054. If you would like us to send our statements to a different person or address, please advise.

In addition, please contact your insurance agent and ask him/her to provide a certificate of insurance, with limits as defined in paragraph 6.8 of the lease, naming the following entities as additional insureds:

1.	Touchstone Building, LLC

1015 Third Avenue, Suite 950 · Seattle, WA 98104-1183 · Tel 206-515-0630 Fax 206-623-9000

2.	Washington Capital Management as investment manager for Locals 302 & 612 International Union of Operating Engineers Employers Industry Retirement Fund

3.	Cooper Mountain Financial as Custodian for Locals 302 & 612 International Union of Operating Engineers Employers Industry Retirement Fund

4.	Locals 302 & 612 International Union of Operating Engineers Employers Industry Retirement Fund

We are also enclosing a Tenant Information form so we know who to contact regarding lease and occupancy matters and in case of emergency.

Please return a signed copy of this letter and the completed information form and call me with any questions or if we can provide any service.

Sincerely,	Acknowledged this 18 day of April, 1999

Stephen Kalabany Property Manager	PortalPlayer, Inc.

	By:	/s/ Dennis R. Mahoney
DENNIS MAHONEY It’s: Chief Financial Officer

Cc:	Russell Smith